                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE
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                     MORTGAGEIT HOLDINGS, INC. TO PRESENT AT
            FRIEDMAN BILLINGS RAMSEY 11TH ANNUAL INVESTOR CONFERENCE

           INCREASES Q4 FUNDING VOLUME GUIDANCE TO $3.5 - $4.0 BILLION

New York, N.Y., November 29, 2004 -- MortgageIT Holdings, Inc. (NYSE: MHL), a
residential mortgage company organized as a real estate investment trust (REIT), today announced that Doug Naidus, Chairman and Chief Executive Officer, will present at the Friedman Billings Ramsey 11th Annual Investor Conference, being held November 30, 2004 through December 1, 2004, at the Grand Hyatt Hotel in New
York City. Mr. Naidus is scheduled to present on Tuesday, November 30th from
5:00 p.m. to 5:30 p.m. ET.

The presentation will discuss the Company's performance since its IPO in July, the overall lending environment and growth of the Company's mortgage lending subsidiary. In addition, the Company today increased its guidance for current quarter fundings from a range of $3.1 - $3.5 billion to $3.5 - $4.0 billion.

The live webcast and accompanying slide presentation will be available on
MortgageIT Holdings' corporate Web site at www.mortgageitholdings.com. An archived digital replay will be available for 90 days following the presentation.

About MortgageIT Holdings, Inc.
MortgageIT Holdings, Inc. (NYSE: MHL) was formed to act as the holding company of MortgageIT, Inc. (MortgageIT), its wholly owned residential mortgage lending subsidiary. MortgageIT is a full-service residential mortgage banking company that is licensed to originate loans throughout the United States. MortgageIT originates single-family residential mortgage loans of all types, with particular focus on prime adjustable-rate (ARM) and fixed-rate, first-lien residential mortgage loans. MortgageIT Holdings is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. MortgageIT is organized and operates as MortgageIT
Holdings' taxable REIT subsidiary.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995,
including statements relating to our ability to fund a fully-leveraged, self-originated loan portfolio, our anticipated loan funding volume and our ability to pay dividends. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. MortgageIT Holdings can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from MortgageIT Holdings' expectations include, but are not limited to, MortgageIT's continued ability to originate new loans, including loans that we deem suitable for our securitization portfolio; changes in the capital markets, including changes in interest rates and/or credit spreads; and other risks detailed in MortgageIT Holdings' Registration Statement on Form S-11 that was declared effective by the Securities and Exchange Commission (SEC) on July
29, 2004 and from time to time in MortgageIT Holdings' SEC Reports. Such forward-looking statements speak only as of the date of this press release.
MortgageIT Holdings expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

For additional information contact:

Investors
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                                                                    EXHIBIT 99.2

Sean McGrath
MortgageIT Holdings, Inc.
646-346-8700

Media
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Joe Lobello
Brainerd Communicators, Inc.
212-986-6667